                                                                   EXHIBIT 10-12

                        AMPHOTERICIN B SUPPLY AGREEMENT
                        -------------------------------


       AMPHOTERICIN B SUPPLY AGREEMENT, dated as of January 1, 1993, between BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation ("BMS"), and THE LIPOSOME COMPANY, INC., a Delaware corporation ("TLC").

                            PRELIMINARY STATEMENTS
                            ----------------------

       A. BMS (on behalf of its wholly-owned subsidiary E.R. Squibb & Sons, Inc.) and TLC have terminated the Prior Agreement (as defined below) relating to the development and commercialization of Complex (as defined below).

       B. TLC no longer desires to purchase Fungizone/(R)/ (as defined below) from BMS as otherwise contemplated in the parties' November 20, 1992 Memorandum of Intent.

       C. TLC, however, still desires to purchase Bulk Amphotericin B (as defined below) to be used in the manufacture of Complex.

       D. BMS is willing to supply TLC with Bulk Amphotericin B on the terms and conditions hereinafter set forth.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained in this Agreement, the parties agree as follows:

                                   ARTICLE 1
                                   ---------
                                  DEFINITIONS
                                  -----------

   As used in this Agreement, the following terms shall have the meanings set forth in this Article 1 unless the context dictates otherwise.

   "Affiliate" of either party shall mean any corporation, partnership or other
    ---------
entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such party. "Control" and, with correlative meanings, the terms "controlled by" and "under common control with" shall mean the ownership of 50% or more of the equity interest, or the power to direct or cause the direction of the management and affairs, of the entity in question.

   "Bulk Amphotericin B" shall mean amphotericin B, in bulk chemical form, as is from time to time produced by BMS in accordance with (a) the then-current specifications for its own use for conversion into its Fungizone product, and
(b) any mutually agreed, additional specifications. A set of the specifications for Bulk Amphotericin B adopted by BMS and in effect as of the date hereof is attached hereto as Appendix A.

   "Complex" shall mean amphotericin B lipid complex utilizing a certain lipid
    -------
formulation intended to facilitate the delivery of amphotericin B to the human body and to reduce adverse reactions ordinarily associated with amphotericin B, in the form heretofore under joint development by the parties pursuant to the Prior Agreement.

          "Complex IND" shall mean the Investigational New Drug Application No.
           -----------
31916 filed with and approved by the FDA for the pursuit of clinical studies involving Complex.
    "FDA" shall mean the United States Food and Drug Administration.

    "Fungizone" shall mean the finished dosage form of the amphotericin B-
     ---------
containing pharmaceutical product for injection use as from time to time marketed by BMS as "Fungizone Injectable" under the Fungizone NDA.

    "Fungizone NDA" shall mean the New Drug Application No. 60517 filed with and
     -------------
approved by the FDA for the marketing of Fungizone, as from time to time in effect.

    "Manufacturing Cost", with respect to the Product, shall mean BMS's fully absorbed costs of manufacturing such Product, including direct materials, direct labor and manufacturing overhead. Manufacturing overhead consists of those properly allowable and allocated indirect costs which are incurred or charged in support of manufacturing, including, without limitation, utilities, operating supplies, waste disposal, maintenance, repairs, plant administrative services, supervisory labor, rent, insurance, taxes (other than income taxes) and depreciation. To the extent that any Product is manufactured in whole or in part by BMS's contract manufacturer, "Manufacturing Cost" with respect thereto shall mean BMS's cost attributable to such contract manufacturing. All costs shall be determined and allocated to production based on the then-current generally accepted accounting principles applied on a consistent basis and in accordance with BMS's customary practice.

   "Prior Agreement" shall mean the Agreement dated May 1, 1986 between TLC and
    ---------------
E.R. Squibb & Sons, Inc. relating to the development and commercialization of Complex.
"Product" shall mean Bulk Amphotericin B supplied by BMS hereunder.
 -------
                                   ARTICLE 2
                                   ---------
                              SUPPLY OF PRODUCTS
                              ------------------

   2.1   Supply of Product.  During the term of this Agreement, BMS shall
         -----------------
manufacture and sell to TLC, and TLC may purchase from BMS, Bulk Amphotericin B pursuant to purchase orders submitted by TLC to BMS from time to time in accordance with Section 2.3; provided, however, that BMS's obligation to supply
                             --------  -------
TLC with the Product may be subject to delay or interruptions resulting from BMS's sourcing, or the unavailability, of crude amphotericin B from third parties.

   2.2   Purchase Price.
         --------------

         (a) It is the parties' intent that the purchase price payable by TLC for the Product be equal to the lower of (A) ____% of BMS's Manufacturing Cost thereof and (B) if applicable, the lowest price contemporaneously charged by BMS to any non-Affiliate third party for Bulk Amphotericin B supplied by BMS under reasonably comparable terms and conditions. Accordingly, all determinations of the actual purchase price for the Product, and any adjustments thereto, shall be made on such basis. For shipments to be delivered on or prior to December 31, 1994, the purchase price for the Product shall be $________ per base kilogram. For each calendar year thereafter, BMS shall, not later than October 31 of the preceding year, notify TLC in writing of the purchase price for the Product to be delivered during such calendar year.

         (b) BMS shall, upon written request by TLC, advise TLC of the anticipated Manufacturing Cost of the Product; provided, however, that BMS shall
                                               --------  -------
not be required to do so more frequently than once in any calendar year. TLC shall have the right to request reasonable documentation of BMS's Manufacturing Cost calculations and to request discussion of such calculations with appropriate representatives of BMS. Upon TLC's reasonable request, BMS shall disclose to TLC data and information in support of BMS's Manufacturing Cost.

         (c) Either party may, whether or not the purchase order in question has been submitted to, or accepted by, BMS, request an adjustment to any purchase price otherwise applicable pursuant to Section 2.2(a), but only if the party initiating discussion has reasonable basis to believe that the then prevailing price may be unreasonably high or low given the relevant facts and circumstances. Following any request pursuant to the foregoing, the parties shall promptly discuss in good faith with a view to agreeing on an adjustment, if any, in order to give effect to the provisions of the first two sentences of
Section 2.2(a). Notwithstanding the foregoing, no adjustment of any purchase price shall be made with respect to any shipment unless the adjustment request is received by the party receiving the request at least 30 days prior to the specified delivery date.

         (d) In the event that the parties fail to reach an agreement as to any adjustment as contemplated by the second sentence of Section 2.2(c), BMS may or, at TLC's request, shall engage its usual independent, certified public accountant to examine such records of BMS as may be necessary to determine the purchase price for the Product as provided in the first two sentences of Section 2.2(a). The results of any such audit shall be promptly made available to TLC. The party initiating the audit shall bear the full cost of the performance of any such audit. The determination by such independent, certified public accountant pursuant to the foregoing as to the purchase price for the Product shall be conclusive and binding upon both parties.

        2.3   Forecast: Ordering.
              ------------------

         (a) The parties have heretofore agreed on a tentative supply schedule, with respect to both timing and quantities, through December 31, 1994 for the Product to be supplied by BMS hereunder. Thereafter, with respect to each 12-month period commencing each January, April, July or October, as the case may be, TLC shall, not later than six months prior to the first day of such 12-month period, provide BMS with a forecast of its quarterly requirement of the Product for, together with a firm purchase order for the Product for the first quarter of, such 12-month period, the first such 12-month period being that commencing January 1, 1995 with respect to which TLC shall provide BMS with its forecast no later than June 30, 1994. TLC shall be required to specify in each such purchase order, thereby committing to purchase from BMS, the amount specified in such purchase order, which amount shall in any event be an amount not less than 90%, nor more than 110%, of the amount projected for such first quarter as presented in the immediately preceding 12-month forecast.

         (b) Orders for the Product to be supplied by BMS hereunder may be on TLC's standard purchase order form; provided, however, that, whether or not
                                    --------  -------
reference is made therein to this Agreement, the provisions of this Agreement shall supersede the terms thereof and govern the terms of any sale of such Products by BMS to TLC. Each purchase order shall specify the date on which delivery of the Product is required, which date shall be at least six months following the date of the order and shall not be a date later than the termination date as specified by BMS in its termination notice pursuant to
Section 8.9(b). Each order shall be for a total quantity equal to an integral multiple of the required batch quantity specified on Appendix B. BMS shall promptly acknowledge acceptance of such order in writing and advise TLC of the anticipated shipment date of the Product ordered. Once accepted by BMS, the purchase order in question shall constitute a firm order on the part of TLC to purchase from BMS the specified quantity of the Product and a firm commitment on BMS's part to supply such specified quantity, subject, however, to BMS's temporary or indefinite inability to supply the Product arising from delay or interruptions in BMS's sourcing, or the unavailability, of crude amphotericin B from third parties.

   2.4   Shipments.  All sales of the Product under this Agreement shall be
         ---------
F.O.B. BMS shipping point. The title and risk of loss of the Product shall be transferred to TLC from BMS upon delivery to the carrier. All shipments shall be made pursuant to instructions received from TLC or, if not specified, in a commercially reasonable manner as determined by BMS. The Product shall be packaged and shipped in individual units of five base kilograms each and otherwise in appropriate shipping containers, and under such conditions, as agreed upon by the parties.

   2.5   Invoicing.  The invoice amounts shall be based on the purchase price as
         ---------
provided in Section 2.2(a), subject to any adjustment pursuant to Section 2.2(c). Payments shall be made to BMS not later than 30 days following the date of invoice or shipment, whichever is later.

   2.6   Restrictions on Product Use.  For purposes of limiting the scope of
         ---------------------------
BMS's obligation hereunder to supply TLC with the Product and precluding any use of the Product not contemplated by this Agreement, TLC agrees not to use the Product acquired from BMS hereunder for any purpose other than for TLC's own production of Complex (including production by TLC's contract manufacturers).

   2.7   Drug Master Files.  Upon TLC's reasonable request, BMS shall permit TLC
         -----------------
to cross-reference any pre-existing drug master file (or other comparable regulatory documentation) maintained by BMS solely for the purpose of qualifying Complex made from Bulk Amphotericin B supplied by BMS hereunder as required by applicable law and regulations. In connection with any such cross-referencing, BMS shall also assist TLC in maintaining TLC's qualification current to the extent necessitated by any change in the underlying BMS drug master file (or other comparable regulatory documentation).


                                   ARTICLE 3
                                   ---------
                         PRODUCT SPECIFICATIONS, ETC.
                         ----------------------------

   3.1   Specifications.  The Product supplied to TLC shall be manufactured by
         --------------
BMS (or its contract manufacturer) in accordance with the specifications set forth in Appendix A (such specifications, as may be modified by BMS and in
         ----------
compliance with the then-current drug master file under the Fungizone NDA, the

"Specifications") and in accordance with the aforesaid drug master file and
- ---------------
current Good Manufacturing Practices and manufactured, packaged, stored and shipped by BMS in compliance with all applicable Fungizone NDA and related FDA requirements. TLC shall have no right to require BMS to change the Specifications, any other aspect of composition or formulation or the manufacturing process with respect to the Product. BMS may, in its own discretion, change the Specifications with respect to the Product from time to time. In the event of any proposed change of Specifications, BMS shall give written notice thereof to TLC as soon as practicable and no later than (a) in the case of any proposed change that requires adoption by U.S. Pharmacopoeia ("USP"), the time of submission of such proposed change by BMS to USP for publication as a proposed change, and (b) in the case of any other proposed change, the time of circulation of such proposed change within BMS for adoption after

30 days. Should any change of the Specifications by BMS render any batch of the Product unusable by TLC, TLC shall be released from its obligation hereunder to purchase any quantity in such batch. BMS shall promptly notify TLC of any amendment or supplement to BMS's drug master file under the Fungizone NDA. BMS may also, in its own discretion, source crude amphotericin B from third party suppliers, either in addition to or in place of the current supplier. BMS shall promptly notify TLC of any decision by BMS to source crude amphotericin from any such new supplier.

   3.2   Quality Control.  BMS shall conduct quality control testing of all
         ---------------
Product prior to shipment in a manner consistent with BMS's internal quality control procedures for similar products. BMS shall retain records pertaining to such testing and shall, upon written request by TLC, furnish TLC with copies thereof. BMS shall send TLC a certificate of analysis for each batch of the Product supplied to TLC hereunder.

   3.3   Product Validation.  TLC solely shall be responsible for all assay,
         ------------------
testing, stability studies, record keeping and other requirements for validating, to the extent of any requirements additional to those already undertaken by BMS under the Fungizone NDA, the Product for purposes of using such Product.

   3.4   Records.  Each party shall keep complete and accurate records
         -------
pertaining to the manufacture, including quality control, of the Product (in the case of BMS) or use and other disposition, including validation as contemplated by Section 3.3, of the

Product (in the case of TLC) for at least three years or for such longer period if and as required by law. Each party shall make available such records to the other party for such lawful purpose as such other party may reasonably request in writing.

                                   ARTICLE 4
                                   ---------
                           WARRANTY: INDEMNIFICATION
                           -------------------------

   4.1   Warranty.  BMS warrants that:  (a) at the time of shipment, all Product
         --------
sold to TLC under this Agreement will conform to the applicable Specifications and additionally be in compliance with any other applicable requirements under the Fungizone NDA; and (b) upon delivery to TLC, TLC shall obtain good and marketable title to all Product sold by BMS hereunder.

   4.2   Limitations on Warranty and Remedy.
         ----------------------------------

          (a)  Other than as provided in the first sentence of Section 3.1 or in
Section 4.1, BMS MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY PRODUCT SUPPLIED HEREUNDER.

          (b) TLC's remedy and BMS's liabilities to TLC shall be exclusively those set forth in Sections 4.3(a) and 5.1. Without limiting the generality of the preceding sentence, neither party shall in any case be liable to the other party for any indirect, consequential, special, incidental, exemplary or punitive damages.

          (c) The provisions of this Section 4.2 shall survive the expiration, termination or cancellation of this Agreement.

   4.3   Indemnification.
         ---------------

          (a) BMS shall defend and indemnify TLC and its Affiliates, and their directors, officers and employees, and hold each of them harmless, from and against any and all claims, suits or demands for liability, damages, costs and expenses (including the reasonable costs and expenses of attorneys and other professionals and court costs) resulting from product recall, personal injury, product liability or property damage relating to or arising from the Product supplied by BMS hereunder, excluding in any event damages for lost profits (collectively, "Claims"), but only to the extent attributable to BMS's breach of its warranties in the first sentence of Section 3.1 or in Section 4 1

          (b) TLC shall defend and indemnify BMS and its Affiliates, and their directors, officers and employees, and hold each of them harmless, from and against any and all Claims relating to or arising from TLC's direct or indirect (through third party clinical researchers, compassionate use programs or otherwise) use, promotion, marketing, distribution or sale (whether directly or through distributors), of the Product or the Complex derived from the Bulk Amphotericin B acquired from BMS hereunder, except to the extent that such Claims are attributable to BMS's breach of its warranties in the first sentence of Section 3.1 or in Section 4.1.

          (c) A party seeking indemnification under Section 4.3(a) or (b), as the case may be, shall: (i) promptly inform the other party of any Claim threatened or filed; (ii) permit such other party to assume direction and control of the defense of the Claim or Claims (including the right to settle at the indemnifying party's sole discretion, provided that any such settlement shall not result in any obligation or liability on the part of the party seeking indemnification); and (iii) at its own costs and expenses, cooperate fully as requested in the defense.

                                   ARTICLE 5
                                   ---------
                             NONCONFORMING PRODUCT
                             ---------------------

   5.1   Nonconforming Product. All claims by TLC relating to nonconforming
         ---------------------
Product shall be deemed waived unless made by TLC in writing and received by BMS within 75 days after delivery of such Product. As used herein, "nonconforming
                                                                -------------
Product" means any Product supplied by BMS hereunder that fails to meet in any
- -------
material respect the requirements set forth in the first sentence of Section 3.1 or in Section 4.1(a). All claims shall be accompanied by a report of analysis (including a Product sample from the batch analyzed) of the allegedly nonconforming Product that shall have been prepared by the quality control group of TLC, using methods generally approved within the industry. If, after its own analysis of the Product sample, BMS confirms such nonconformity, BMS shall, at TLC's election, either replace the nonconforming Product with conforming Product at BMS's expense or refund to TLC the entire purchase price therefor. The nonconforming Product shall be returned to BMS upon BMS's request and at BMS's expense or, in the absence of such request, destroyed by TLC. If, after its own analysis, BMS does not confirm such nonconformity, the parties shall in good faith attempt to agree upon a settlement of the issue. In the event that the parties cannot resolve the issue, the parties shall submit the disputed Product to an independent laboratory, mutually selected by the parties, for testing and the results of such testing shall be binding upon the parties. The party whose assertion as to the conformity or nonconformity of the Product in question is not borne out by the results of testing of the independent laboratory shall bear all costs and expenses of such testing.

                                   ARTICLE 6
                                   ---------
                                    RECALL
                                    ------

   6.1   Recall Procedure. Adverse Event Reporting. Etc. During the term of this
         ------------------------------------------------
Agreement, if TLC learns of any information that might give rise to a recall or market withdrawal of Fungizone, or which might result in a field alert report or adverse drug event report pursuant to the Fungizone NDA, TLC shall promptly provide notice thereof to BMS.

                                   ARTICLE 7
                                   ---------
                           MISCELLANEOUS PROVISIONS
                           ------------------------

   7.1   Assignment.  Neither this Agreement nor any interest hereunder may be
         ----------
assignable by either party without the prior written consent of the other party;

provided, however, that either party may assign this Agreement to any of its
- --------  -------
Affiliates
or to any successor by merger or sale of substantially all of its assets in a manner such that the assignor shall remain jointly and severally liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assigns of the parties. Any assignment not in accordance with this Section 7.1 shall be null and void.

   7.2   Force Majeure.  Neither party shall be liable to the other party for
         -------------
loss or damages, nor shall either party have any right to terminate this Agreement, for any default or delay attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, shortage of raw materials, casualty or accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivisions, authority or representative of any such government, or any other cause beyond the reasonable control of the defaulting party, if the party affected shall give prompt notice of any such cause to the other party. The party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for 30 days thereafter. Among other contingencies subject to this Section 7.2, TLC expressly acknowledges that BMS intends to continue to procure crude amphotericin B, a fermentation product, from one or more third party suppliers and has no intention of producing such material on its own. Notwithstanding the foregoing, nothing in this Section 7.2 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

   7.3   Notices.  All notices and other communications hereunder shall be in
         -------
writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

If to TLC, addressed to:

The Liposome Company, Inc.
One Research Way
Princeton, New Jersey  08540
Attention:  Chairman and Chief Executive Officer
Telecopier No.:  609-452-1890


If to BMS, addressed to:

Bristol-Myers Squibb Company
Route 206 and Province Line Road
Princeton, New Jersey  08540
Attention:  Thomas M. Miller
Director, Sourcing Management Telecopier No.:  609-252-3290

with a copy to:

Charles Linzner, Senior Counsel

Bristol-Myers Squibb Company
Route 206 and Province Line Road
Princeton, New Jersey  08540

The provisions of this Section 7.3 are not intended to cover purchase orders hereunder submitted by TLC in the ordinary course.

   7.4   Amendment.  No amendment, modification or supplement of any provision
         ---------
of this Agreement shall be valid or effective unless made in writing and signed by each party.

   7.5   Waiver.  No provision of this Agreement shall be waived by any act,
         ------
omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving party.

   7.6   Counterparts.  This Agreement may be executed in two counterparts; both
         ------------
such counterparts taken together shall
constitute one and the same instrument.

   7.7   Governing Law.  This Agreement shall be governed by, and interpreted
         -------------
and construed in accordance with, the law of the State of New Jersey, without giving effect to conflict of laws principles.

   7.8   Severability.  Whenever possible, each provision of this Agreement will
         ------------
be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

   7.9   Termination.
         -----------

         (a) Either party may, upon not less than 90 days' written notice to the other party, terminate this Agreement; provided, however, that BMS shall
                                           --------  -------
have no right to do so under this Section 7.9(a) unless there shall have occurred a period of twelve consecutive months (the earliest of such 12-month periods being that commencing July 1, 1994) during which TLC has not placed any purchase order pursuant to Section 2.4 for the Product.

         (b) BMS may upon not less than twelve months' written notice terminate this Agreement; provided, however, that BMS shall have no right to do so under
                --------  -------
this Section 7.9(b) unless, on or about the intended termination date, BMS and its Affiliates shall have ceased the commercial production of the Product.

         (c) Failure by either party to comply with any of the material obligations contained in this Agreement shall entitle the other party to give to the party in default a written notice of default specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days after the receipt of such notice, the notifying party shall be entitled, without prejudice to any of its rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to take effect within 30 days after such notice. The right of either party to terminate this Agreement shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

         (d) The expiration, termination or cancellation of this Agreement for any reason shall have no effect on any purchase order already placed by TLC hereunder, and shall otherwise be without prejudice to any rights which shall have accrued to the benefit of either party, prior to such termination, including, without limitation, each party's rights under Articles 4 and 5.

   7.10  Public Announcements.  Except as required by law or the regulations of
         --------------------
the U.S. Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national stock exchange, neither party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

In the event of a legally or regulatorily required public announcement, the party making such announcement shall provide at least five business days in advance the other party with a copy of the proposed text, and such other party shall be entitled to require the incorporation of its reasonable comments, prior to such announcement.

     7.11  Entire Agreement of the Parties.  This Agreement constitutes and
           -------------------------------
contains the entire understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the parties respecting the subject matter hereof. This Section 7.11 shall not, however, be of prejudice to the Agreement dated as of August 25, 1993 and the

License Agreement dated as of September 2, 1994 between the parties or to those provisions of the Memorandum of Intent dated November 20, 1992 between the parties to the extent that such provisions do not pertain to the subject matter hereof; among other things, the provisions of Section 4.3 are not intended to supersede any additional indemnity on the part of either party provided for therein.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                 THE LIPOSOME COMPANY, INC.

                                 By:
                                 Name:
                                 Title:
                                 Date:

                                 BRISTOL-MYERS SQUIBB COMPANY

                                 By:
                                 Name:
                                 Title:
                                 Date: